Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This Confidential Separation Agreement and Release (the “Agreement”) is entered into by and between Eric Atkins (“Employee”), P3 Health Partners Inc. (the “Company”), P3 Health Group Management, LLC (“Employer”), and P3 Health Group, LLC (“P3 LLC”) (each individually referred to as a “Party” and collectively as “Parties”). Employee resigned his employment with Employer, effective as of November 1, 2022 (“Separation Date”). The Parties wish to resolve any issues that may exist surrounding Employee’s employment and separation from employment with Employer. By offering and entering into this Agreement, none of the Parties admit to any liability or wrongdoing with respect to each other and/or any third party.

Therefore, for good and sufficient consideration, the Parties agree as follows.

1.Effective Date. The Effective Date of this Agreement shall be upon Employer’s receipt of this Agreement, dated and signed by Employee. Employee shall have 10 days following receipt of this Agreement to review this Agreement.

2.Consideration.  Employee is a party to that certain Incentive Unit Grant Agreement, dated March 1, 2021 (the “Grant Agreement”), pursuant to which Employee was granted 215,000 Class C-1 Units of P3 Health Group Holdings, LLC (the “Incentive Units”), subject to the terms of the Grant Agreement.  The Incentive Units previously were converted into 406,320 P3 LLC units and 406,320 corresponding shares of Class V common stock of P3 Health Partners Inc. (together, the “P3 Units/Shares”).  As of the Separation Date, (i) Employee had vested in 284,424 of such P3 Units/Shares, and (ii) of the remaining P3 Units/Shares, 81,264 were scheduled to vest on January 20, 2023 and 40,632 were scheduled to vest on January 20, 2024, subject to Employee’s continued employment through the applicable vesting date.  Pursuant to the Grant Agreement, no vesting would occur upon or following a termination of employment, unless Employer terminated Employee’s employment for reasons other than Cause (as defined in the Grant Agreement).

In consideration for the promises made by Employee, and contingent on Employee’s fulfillment of the conditions of this Agreement, Employer, P3 LLC and the Company agree to waive the employment condition for 81,264 P3 Units/Shares, such that such P3 Units/Shares will become vested on January 20, 2023, even though Employee’s employment had terminated as of the Separation Date and prior to the January 20, 2023 vesting date. The Parties each agree that for purposes of this Agreement, the vesting provisions in the Grant Agreement are deemed to be amended to allow for waiver of the employment condition as described in this Section 2, and this waiver of the employment condition and vesting of the 81,264 P3 Units/Shares will be the “Consideration” for purposes of this Agreement.

The Parties each agree to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other Party to perfect or evidence its rights hereunder (including an amendment to the Grant Agreement, if the Company, P3 LLC or Employer determines that such amendment is reasonably necessary).

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Employee understands and agrees that none of the Company, Employer or P3 LLC is providing tax or legal advice, or making representations regarding tax obligations or consequences, if any, related to this Agreement. Employee further agrees that Employee is solely responsible for and will fully assume all tax obligations or consequences that may arise in connection with the Consideration. Employee further agrees to fully indemnify and hold Employer and the Releasees (as defined below) harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments, or recoveries made by any governmental entity against any of the Releasees or for any failure by Employee to pay taxes or by the Company, Employer or P3 LLC to make any withholdings or take any tax actions on the Consideration. Employee further agrees that note of the Company, Employer or P3 LLC shall have any obligation to oppose or defend any claims or actions filed by any entity or person arising from amounts claimed due on account of the Consideration or otherwise relating to any payment or benefit under this Agreement.

Employee acknowledges that the Consideration exceeds any obligation of the Company, the Employer or P3 LLC and that but for this Agreement, Employee would not be entitled to any such consideration. Employee acknowledges that Employee has previously / separately been paid all wages due, including all or any regular compensation, overtime compensation, bonuses, commissions, and all amounts owed for accrued but unused vacation/paid time off pay; that none of the Company, the Employer or P3 LLC owe Employee any payments for business expenses related to Employee’s employment; and that Employee is not presently aware of any injury for which Employee may be entitled to file a claim for workers’ compensation benefits.

3.COBRA Benefits.  Employee’s current health benefits coverage will end on November 30, 2022, as a result of Employee’s separation from Employer. Beginning December 1, 2022, Employee will be eligible for and may elect to continue coverage under COBRA at Employee’s own expense.

4.General Release of Claims. In exchange for the Consideration to be provided by the Company, Employer and P3 LLC, and the promises in this Agreement, Employee, for Employee and Employee’s heirs, legal representatives, successors and assigns, knowingly and voluntarily releases and forever discharges the Company, Employer, P3 LLC, their parents, subsidiaries and affiliated entities, and each of their current and former shareholders, members, managers, officers, directors, trustees, beneficiaries, settlors, representatives, employees, volunteers, advisors, agents, attorneys, insurers, successors, predecessors, and assigns (collectively the “Releasees”) from any and all claims, rights, demands, actions, causes of action, judgments, rights, fees, damages, debts, liabilities, expenses and obligations of any kind or nature, whether known or unknown, that Employee has or ever had against them, as permitted by law. This release includes, without limitation, any and all claims for compensation and all claims arising from contract (express or implied), tort, public policy, and equity, and any and all claims of wrongful discharge, retaliation, harassment and/or employment discrimination arising under local, state, and/or federal law and statutes including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family Medical Leave Act, the Fair Labor Standards Act, the federal Occupational Safety and Health Act (“OSHA”), any claims arising under Colorado law, including but not limited to the Colorado Anti-Discrimination Act, the Lawful Off-Duty Activities Statute, the Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, and the Colorado Equal Pay Act, as well as any claims arising under Nevada law, including but not limited to the Nevada Fair Employment Practices Act, and all local laws that may be legally waived; claims for unpaid salary, wages (but not including failure to pay applicable minimum wage, where release of such claims is prohibited by law), commissions, bonuses, incentive compensation, equity plan compensation, unused accrued vacation leave or other compensation under any federal, state or local wage and hour laws or wage claim statutes including

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without limitation, the Fair Labor Standards Act, and Nevada and Colorado wage and hour laws (to the extent permitted by law); claims regarding the Employee Retirement Income Security Act or the federal Worker Adjustment and Retraining Notification (WARN) Act and any WARN act under applicable state law; and claims including, without limitation, wrongful discharge, defamation, tortious interference with business expectancy or emotional distress; or claims alleging a breach of express or implied employment contract or any other contract related to Employee’s employment. Employee acknowledges and agrees that included in the general release of claims are any and all claims that have been or may be asserted by Employee or by any other person or entity on Employee’s behalf in any class or collective action relating to Employee’s employment and/or termination of employment with Employer.

However, this release shall not apply to: (a) claims, charges, complaints, causes of action or demands of whatever kind or nature that arise after the date on which Employee executes this Agreement; (b) to any claims for indemnification and/or advancement of expenses arising under any indemnification agreement between Employee and any Releasee or under the bylaws, certificate of incorporation or other similar governing document of any Releasee; (c) any claim for workers’ compensation insurance benefits; (d) any unemployment benefits to which Employee may be entitled; or (e) any other claim that cannot be waived as a matter of law.

Employee acknowledges and agrees that included in the general release of claims are any and all claims that have been or may be asserted by Employee or by any other person or entity on Employee’s behalf in any class or collective action relating to Employee’s employment and/or termination of employment with Employer. Employee understands that this Agreement does not limit Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, or any other federal, state or local governmental agency or commission (each, a “Government Agency”).  Employee further understands that this Agreement does not limit Employee’s ability to communicate with, or otherwise participate in any investigation or proceeding that may be conducted by, a Government Agency.  However, Employee agrees that Employee is waiving the right to monetary damages or other equitable or monetary relief arising out of or resulting from any such charge, complaint, investigation or proceeding.

Pursuant to 18 U.S.C. Section 1833(b), (1) Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) Employee acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Nothing herein is intended to limit Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning any alleged criminal conduct or alleged harassment by Employer, Employer’s agents, or Employer’s employees, when Employee is required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

5.Waiver of Unknown Claims.  Employee agrees that this Agreement is a full and final general release of all claims, including, but not limited to, unknown, unanticipated, and undisclosed

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losses, wrongs, injuries, claims and damages that arise wholly or in part from any act or omission occurring before this Agreement becomes effective.

6.Agreement Not to Sue. Employee affirms that Employee has not filed, caused to be filed, and presently is not a party to any claim, charge, complaint, causes of action, or action against Employer or any of the Releasees except for a claim for unemployment insurance benefits and/or workers’ compensation insurance benefits. Other than a claim for unemployment insurance benefits or workers’ compensation insurance benefits, Employee agrees not to file or maintain any other charge, claim or action against Employer or any of the Releasees arising out of the matters covered by this Agreement, and agrees not to participate in or encourage the pursuit of any claims against Employer, the Company, or P3 LLC, their employees or agents, unless compelled to testify pursuant to an order of a court of competent jurisdiction or subpoena or unless testifying pursuant to a written request from an administrative agency or the legislature. This Section 6 does not limit Employee from filing a claim with a governmental agency regarding the enforceability of this Agreement or from filing a claim that may not be waived as a matter of law. With the exception of payments for any claims made for workers’ compensation benefits, any unemployment benefits, and any claims that may not be released as a matter of law, Employee agrees not to accept any payments arising out of any such claim.

7.Confidential Information. Employee acknowledges and agrees that as otherwise expressly permitted in this Agreement, nothing contained in this Agreement shall affect Employee’s continuing obligations to keep all confidential information belonging to Employer or any of its affiliates confidential and not to disclose or use such information, directly or indirectly, for any purpose.

8.Forfeiture of Incentive Units. Consistent with the terms set forth in the Grant Agreement, a copy of which is attached herein as Exhibit A, the Parties each also acknowledge and agree that the remaining unvested 40,632 P3 Units/Shares were forfeited for no consideration as of the Separation Date, and Employee shall have no further right, title or interest therein. Except as provided in this Agreement (including Section 2 above), all vested P3 Units/Shares held by Employee remain otherwise subject to the Grant Agreement.

9.Non-Competition. Pursuant to Section 5(b) of the Grant Agreement, for a period of twelve (12) months after the Separation Date, Employee agrees that Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation), or render services to any Competitive Opportunity in any county in the United States where the Company Group (as defined in the Grant Agreement) is operating or has a pending letter of intent or other similar agreement to commence operations. A “Competitive Opportunity” is as defined in Section 5(b) of the Grant Agreement.

10.Non-Solicitation. For a period of twelve (12) months after the Separation Date, Employee agrees not to  directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (i) solicit, aid or induce any individual or entity that is, or was during the twenty-four (24) month period immediately prior to the end of Employee’s employment with the Company Group (as defined in the Grant Agreement), a customer, strategic partner, health insurance provider, patient or referral source of the Company Group to purchase goods or services then sold by the Company Group from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer; (ii) solicit, aid or induce any employee, representative or agent of any member of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity

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unaffiliated with the Company Group or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent; (iii) interfere, or aid or induce any other person or entity in interfering with the relationship between the Company Group and any of its payors, joint venturers, licensors or contractors with whom the Company Group has a contract relating to its at-risk Medicare Advantage business; or (iv) attempt to do any of the foregoing either for Employee’s own purposes or for any third party, including without limitation, by engaging in any of the foregoing with customers, strategic partners, health insurance providers and/or referral sources that have referred to the Company Group within the twenty-four (24) month period prior to the termination of Employee’s affiliation with the Company Group, or who have otherwise been a part of an active business development effort such as hosting them for a site visit, conference, dinner or any related activity.

11.Non-Disparagement.  Employee agrees that at no time in the future will Employee in any way disparage Employer or any of the Releasees, verbally or in a writing, including in any electronic media, or make any statements to the press or to third parties that may be derogatory or detrimental to Employer’s or the Releasees’ good name and reputation.  Employee represents that during the period from the Separation Date until the Effective Date, Employee has not in any way disparaged Employer or any of the Releasees, verbally or in a writing, including in any electronic media, or made any statements to the press or to third parties that may be derogatory or detrimental to Employer’s or the Releasees’ good name and reputation.

12.Permitted Disclosures. Nothing in this Agreement or any other agreement prohibits Employee from reporting violations of law or regulation to an appropriate governmental agency or entity or making other disclosures that are protected under applicable law. Employee does not need the prior authorization of Employer to make any such reports or disclosures, and Employee is not required to notify Employer that Employee has made such reports or disclosures.

13.Return of Employer Property. Employee represents and agrees that Employee has returned to Employer all equipment (including but not limited to a laptop computer and/or mobile phone), keys and keycards, business records, confidential information, and/or other Employer property that has been or is in Employee’s care, custody, possession or control.

14.Attorneys’ Fees. In the event of any dispute or litigation arising out of this Agreement, the prevailing Party shall be entitled to reimbursement from the other Party for the prevailing Party’s reasonable attorneys’ fees and costs and expenses incurred with respect to such dispute or litigation. Each Party shall otherwise bear its own attorneys’ fees and costs fees related to the subject matter of or arising out of this Agreement.

15.Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable or contrary to any applicable law or policy, such term or provision shall be effective to the maximum extent permitted by law, and the same shall not affect any other term or provision of this Agreement which shall otherwise remain in full force and effect.

16.Choice of Law & Venue.  To the extent not governed by federal law or otherwise prohibited by state law, Employee agrees that this Agreement is governed by the laws of Colorado, without regard to its principles on conflicts of law.  To the extent that a federal court or agency does not have jurisdiction over any action involving the validity, interpretation, or enforcement of this Agreement, or any of its terms, provisions or obligations, Employee agrees that jurisdiction and venue

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shall exist exclusively in a court or government agency located within the County of Denver, Colorado, unless specifically prohibited by applicable state law.  To the extent the Parties have entered into a valid agreement to arbitrate their claims, such agreement governs.

17.Assignment. Employee represents and warrants that Employee has not assigned or transferred to any person or entity any of Employee’s rights that are or could be covered by this Agreement, including but not limited to any covenant not to sue and the waivers and releases contained in this Agreement.

18.Future Cooperation.  Employee agrees that during and after the term of this Agreement Employee will be available, upon reasonable notice and under reasonable conditions, to assist Employer in any capacity with respect to matters of which Employee was involved or had knowledge while employed by Employer.  Without limitation, such assistance may include providing information or documents, cooperating with investigations, negotiations, lawsuits, or administrative proceedings involving Employer, preparing for and giving testimony, including written declarations or statements, and other similar activities.  Employee understands that Employer will reimburse Employee for all reasonable, documented out-of-pocket expenses incurred as a result of Employee’s obligations under this Section 18, in accordance with Employer’s then applicable expense guidelines.

19.Entire Agreement. This Agreement, along with the Grant Agreement, constitutes the entire agreement between Employee and Employer regarding Employee’s employment and separation from employment with Employer, and supersedes any previous agreements or understandings between the Parties, with the exception of any agreement concerning confidentiality of the Company’s, P3 LLC, or the Employer’s trade secrets and/or confidential information (including but not limited to the Non-Solicitation and Confidentiality Addendum by and between Employee and P3 Health Group Holdings, LLC (a/k/a P3 Health Partners), dated January 13, 2021, that certain Confidentiality Agreement by and between Employee and P3 Health Group Holdings, LLC (a/k/a P3 Health Partners), dated 20, 2021, and that certain IT Confidentiality and Acceptable Use Agreement by and between Employee and P3 Health Group Holdings, LLC (a/k/a P3 Health Partners)), dated January 20, 2021, any agreement to arbitrate employment disputes, any non-solicitation or non-compete agreement, and any agreement concerning the ownership of intellectual property that provides Employer with greater rights than this Agreement.

20.Knowing and Voluntary. Employee represents that Employee has read and fully understands this Agreement, the review period provided to Employee is reasonable, Employee is not executing this Agreement in reliance on any promises or representations other than those contained in the Agreement, and that Employee is executing this Agreement voluntarily. Employee acknowledges that Employer has informed Employee that Employee has a right to and should consult with an attorney before executing this Agreement.

I, THE UNDERSIGNED, HAVE BEEN ADVISED IN WRITING THAT I HAVE HAD 10 DAYS TO CONSIDER THIS AGREEMENT AND RELEASE AND TO CONSULT WITH AN ATTORNEY CONCERNING ITS TERMS AND EFFECT PRIOR TO EXECUTING THIS AGREEMENT AND RELEASE.

I, THE UNDERSIGNED, HAVE READ THIS AGREEMENT AND RELEASE, UNDERSTAND ITS TERMS, AND UNDERSTAND THAT I ENTER THIS AGREEMENT AND RELEASE INTENDING TO AND DO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST THE EMPLOYER AND THE RELEASED PARTIES TO THE FULL EXTENT

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PERMITTED BY LAW. I SIGN THIS AGREEMENT AND RELEASE VOLUNTARILY AND KNOWINGLY.

Date: November 11, 2022	Eric Atkins /s/ Eric Atkins

Date: November 11, 2022	P3 Health Partners Inc. by /s/ Dr. Sherif Abdou, its authorized agent

Date: November 11, 2022	P3 Health Group, LLC by /s/ Dr. Sherif Abdou, its authorized agent

Date: November 11, 2022	P3 Health Group Management, LLC by /s/ Dr. Sherif Abdou, its authorized agent

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Exhibit A

Incentive Unit Grant Agreement

(Attached)

INCENTIVE UNIT GRANT AGREEMENT

THIS INCENTIVE UNIT GRANT AGREEMENT (this “Agreement”) is effective as of March l, 2021, by and among P3 Health Group Holdings, LLC, a Delaware limited liability company (the “Company”), P3 Health Group Management, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Employer”), and Eric Atkins, individually (“Employee”). Capitalized terms used herein shall have the meanings ascribed to such terms in Section 7 of this Agreement, or if not defined herein, the meanings ascribed to such terms in the LLC Agreement (as defined in Section 7 below).

WHEREAS, the Company’s Board has adopted a Management Incentive Plan (the “Plan”) designed to provide incentives to such present and future employees, managers, consultants or advisers of the Company or its Subsidiaries, as may be selected in the sole discretion of the Company’s Board (“Participants”) through, among other things, the issuance of the Company’s Management Incentive Units to certain Participants;

WHEREAS, Employee is an employee of Employer;

WHEREAS, the Plan is intended to qualify under Securities and Exchange Commission Rule 701;

WHEREAS, pursuant to the Plan, the Company, on behalf of itself and Employer, desires to issue to Employee, on the terms and subject to the conditions contained herein 215,000 Class C-l Units of the Company, which Class C-l Units are designated as Management Incentive Units in accordance with Section 3.8 of the LLC Agreement (the “Management Incentive Units”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.	Issuance of Management Incentive Units.

(a)Issuance Incentive. Upon the complete execution of this Agreement, the Company will issue the Management Incentive Units to Employee. The Management Incentive Units shall vest in accordance with Section 2 below. The Company will amend and update the Company’s schedule of ownership as attached to the LLC Agreement to reflect the issuance of the Management Incentive Units, and Employee by his/her execution of this Agreement agrees to be bound by the terms and conditions of the LLC Agreement. If Employee is a married individual who resides in a community property state, Employee will deliver to the Company an executed consent and agreement by Employee’s spouse in a form satisfactory to the Company. The initial Participation Threshold applicable to each Management Incentive Unit shall be $2.89 per unit, which shall be subject to adjustment in accordance with Section 3.8(c) of the LLC Agreement (which includes, without limitation, an increase in the Participation Threshold as a result of Members making additional Capital Contributions to the Company).

(b)83(b) Election. Within 30 days after the issuance by the Company of such Management Incentive Units, Employee will make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A attached hereto. Employee acknowledges that he or she is responsible for making the proper election with the Internal Revenue Service and is not relying on the Company or Employer to make such an election.

(c)Representations and Warranties. In connection with the receipt of Management Incentive Units, Employee represents and warrants to the Company that:

(i)The Management Incentive Units to be acquired by Employee pursuant to this Agreement will be acquired for Employee’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws;

(ii)Employee is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission, is sophisticated in financial matters and is able to evaluate the risks and benefits of the receipt of the Management Incentive Units;

(iii)Employee is able to bear the economic risk of his/her investment in receipt of the Management Incentive Units for an indefinite period of time because the Management Incentive Units have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available;

(iv)Employee has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Management Incentive Units;

(v)this Agreement constitutes the legal, valid and binding obligation of Employee, enforceable in accordance with its terms;

(vi)other than as previously disclosed to the Company, Employee is neither party to, nor bound by, any employment agreement, consulting agreement, noncompetition agreement, nonsolicitation agreement or confidentiality agreement or any other agreement which could impair or interfere with Employee’s obligations hereunder or otherwise to the Company or Employer, or their respective Subsidiaries;

(vii)Employee acknowledges and agrees that there may be additional issuances of equity securities of the Company after the date hereof and the equity interests of Employee may be diluted in connection with any such issuance;

(viii)Employee has had the opportunity to consult Employee’s own tax counsel and financial advisor as to the U.S. federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement, and the Company and Employer have not made any representations regarding such tax consequences or benefits upon which Employee has relied;

(ix)Employee acknowledges that the Management Incentive Units are illiquid and may be illiquid indefinitely; and

(x)Employee is a resident of the State set forth in Employee’s address for notices in Section 8 hereof.

2.	Vesting of the Management Incentive Units.

(a)The Management Incentive Units shall become vested, except as otherwise provided in this Section 2, and further provided that Employee has been providing continuous service as an employee of the Company from the date hereof through the applicable time, as follows:

215,000 C-1 Units of the Management Incentive Units (the “Time Units”) granted to Employee will vest so that 20% of such Time Units shall be released and vest on the one year anniversary of the Vesting Start Date, and an additional 20% of the total number of Time Units shall be released and vest on each subsequent anniversary of the Vesting Start Date, until all of the Time Units have been released on the five year anniversary of the Vesting Start Date. Employee’s Vesting Start Date shall be January 20, 2021. In the event employee is terminated, other than for Cause, the employee shall be deemed vested in 1/12th of the shares which would vest on the next vesting anniversary date for each month of employment since the last vesting anniversary date.

(b)Subject to Section 4 below and the terms of the LLC Agreement, if Employee’s employment with Employer is terminated for any reason, Employee shall only be entitled to those Management Incentive Units which have vested as of the date of such termination.

(c)Notwithstanding anything else contained herein, in the event that Employee is terminated for Cause, as determined by the Board in good faith, or violates his/her obligations under Sections 5 or 6 below, all Management Incentive Units, whether vested or unvested, shall, notwithstanding the enforcement or lack thereof of any of Employee’s obligations under Sections 5 or 6 hereof, be forfeited, and Employee will be deemed not to own any Management Incentive Units. For the purposes of this paragraph Cause shall mean (i) Employee’s material breach of this Agreement or any other agreement with the Company; (ii) Executive’s conviction of any felony or any act including moral turpitude, or Executive’s commission of any act of fraud or embezzlement against the Company; (iii) conduct by Executive that brings the Company into public disgrace or disrepute or otherwise publicly injures the integrity, character or reputation of the Company in any material respect as determined by the Board in its reasonable discretion; (iv) Executive’s unauthorized dissemination of information, observations or data concerning the business plans, financial data, referral sources, customers, suppliers, trade secrets, acquisition strategies or other confidential information of the Company; or (v) Executive’s breach of the provisions of Sections 5 or 6 of this Agreement or of any restrictive covenants in any other agreement between Employee and the Company.

(d)Upon the occurrence of a Sale of the Company (or any of its Subsidiaries) or equity Transfer and for the benefit of the prospective buyer and its Affiliates, Employee may be required, and Employee hereby agrees, to execute customary noncompetition agreements, nonsolicitation agreements and confidentiality agreements; provided, that (i) the stated terms and conditions of such noncompetition agreements and nonsolicitation agreements shall be on terms that are not more restrictive than as set forth in any existing agreement between Employee, on the one hand, and the Company or its Subsidiaries, on the other hand, and (ii) such agreements shall survive the occurrence of a Sale of the Company (or any of its Subsidiaries) or equity Transfer for a term not to exceed (x) if terminated prior to the occurrence of a Sale of the Company (or any of its Subsidiaries) or equity Transfer, the remaining term of such covenants under an existing agreement and (y) otherwise, one year.

(e)Upon the occurrence of a Sale of the Company 50% of the Time Units which have not yet become vested shall become vested as of the consummation of such Sale of the Company, if, as of the date of such Sale of the Company, Employee is still employed by Employer as of such date.

(f)All Management Incentive Units which have become vested hereunder, if any, are collectively referred to herein as the “Vested Management Incentive Units.”

3.Restrictions on Transfer. The holders of Management Incentive Units shall not Transfer any interest in any Management Incentive Units, except pursuant to the provisions of the LLC Agreement.

4.Purchase Option on Employee Units. The provisions of this Section 4 and the LLC Agreement shall apply to all of Employee’s Units in the Company, including the Management Incentive Units, vested and unvested, granted pursuant to this Agreement (collectively, the “Employee Units”).

(a)In the event that Employee’s employment with Employer is terminated, the Company may, within its sole discretion, elect in writing by delivering notice to Employee pursuant to Section 8 hereof, require Employee to sell to the Company and/or its designee the Employee Units set forth in the notice (the “Purchased Units”), which may or may not be all of the Employee Units held by Employee.

(b)The purchase price for the Purchased Units under this Agreement, shall be the Fair Market Value (as defined below) of such Purchased Units as of the date of termination of employment. For the purpose of this Section 4, “Fair Market Value” means, with respect to the Purchased Units, the fair value as of the date of termination determined by the Board in good faith, according to a reasonable and customary methodology approved by the Board, which shall be the final determination of Fair Market Value. For the avoidance of doubt, the Fair Market Value of the Purchased Units will incorporate appropriate discounts for size, control and the fact the Purchased Units are not available on publicly traded markets. The Fair Market Value will also take into account comparable transactions in terms of size and industry (both public and private).

(c)If the purchase option described in Section 4(a) hereof has been exercised, the closing (the “Closing”) of the purchase of any Purchased Units shall occur following the final determination of Fair Market Value as provided in Section 4(b). The Company (or any designee of the Company) shall have the option of making payment of the purchase price in any combination of cash at Closing and/or delivery of a promissory note bearing interest at an annual rate equal to the Base Rate on the date of such purchase and payable in forty-eight (48) equal consecutive monthly installments of principal and interest, subject to payment restrictions required by any lender, with the first monthly payment being due on the first day of the calendar month following the calendar month in which the Closing occurs, provided that, in any case, the balance of the purchase price shall be due on or prior to the Sale of the Company. In the event the Company (or its designee) elects to deliver a promissory note at Closing in satisfaction of all or a portion of the purchase price, the Company (or its designee) shall have the option to prepay all or any part of the outstanding principal of any such promissory note at any time without penalty or premium.

(d)At the time of the Closing of any repurchase of the Purchased Units hereunder by the Company, the Employee shall deliver to the Company any assignments or other documents as may be necessary to transfer title to the Purchased Units to the Company, which shall include representations by the Employee that he owns all right, title and interest to the Purchased Units free and clear of any and all liens and encumbrances.

(e)In the event of any conflict or inconsistency between the terms of this Section 4 on the one hand and the terms of the LLC Agreement on the other hand, the terms of this Section 4 shall prevail and be given priority, provided, however, that the terms of this Section 4 and the terms of the LLC Agreement are to be taken as mutually explanatory of one another and in the case of ambiguities or discrepancies between such terms, the same shall be explained and interpreted, if possible, in a manner which gives effect to such terms and avoids or minimizes conflicts.

5.	Restrictive Covenants.

(a)Confidentiality. During the course of Employee’s affiliation with the Company Group, Employee will learn confidential information on behalf of the Company Group. Employee acknowledges that the Company Group derives considerable economic value from such confidential information being kept secret, and the Company Group has expended significant time, effort and funds to ensure that the confidential information is kept secret. Employee agrees that Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Employee’s assigned duties and for the benefit of the Company Group, either during the period of Employee’s affiliation with the Company Group or at any time thereafter, any confidential business or technical information, trade secrets, or other nonpublic, proprietary or confidential information, knowledge or data relating to the Company Group, any of its subsidiaries, affiliated companies or businesses, or received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by Employee during Employee’s affiliation with the Company Group. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Employee; (ii) becomes generally known to the public subsequent to disclosure to Employee through no wrongful act of Employee or any representative of Employee; or (iii) Employee is required to disclose by applicable law, regulation or legal process (provided that Employee provides the Company Group with prior notice of the contemplated disclosure and cooperates with the Company Group at the Company Group’s expense in seeking any protective order or other appropriate protection of such information).

(b)Noncompetition. Employee acknowledges that during the course of Employee’s affiliation with the Company Group (i) Employee performs services of a unique nature for the Company Group that are irreplaceable, and that Employee’s performance of such services to a competing business will result in irreparable harm to the Company Group, (ii) Employee has had and will continue to have access to trade secrets and other confidential information of the Company Group, which, if disclosed, would unfairly and inappropriately assist in competition against the Company Group, (iii) in the course of Employee’s employment or affiliation by a competitor, Employee would inevitably use or disclose such trade secrets and confidential information, (iv) the Company Group has substantial relationships with their customers, strategic partners, the health insurance providers with whom they enter into agreements, patients and patient referral sources (including, but not limited to any health care professional, consultant and any similar type referral sources, collectively, the “Referral Sources”) and Employee has had and will continue to have access to these customers and Referral Sources, (v) Employee will receive specialized training from the Company Group, and (vi) Employee is acquiring an equity interest in the Company in connection with his/her entering into this Agreement. Accordingly, during Employee’s employment with the Company Group and for a period of twelve (12) months thereafter, Employee agrees that Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any Competitive Opportunity in any county in the United States that the Company Group where the Company is operating, or has a pending letter of intent or other similar agreement to commence operations. A “Competitive Opportunity” means any business in which the primary purpose is to engage in primary care medicine or the creation and maintenance of an integrated healthcare network of providers which receives or is intended to receive a substantial portion (i.e., in excess of 25%) of its revenue through at-risk Medicare Advantage reimbursements or percentage of premium payments.

(c)Nonsolicitation. During Employee’s employment with the Company Group and for a period of twelve (12) months thereafter, Employee agrees that Employee shall not, except in the furtherance of Employee’s duties to the Company Group, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any individual or entity that is, or was during the twenty-four (24) month period immediately prior to the termination of Employee’s employment with the Company Group for any reason, a customer, strategic partner, health insurance provider, patient or Referral Source of the Company Group to purchase goods or services then sold by the Company Group from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer, strategic partner, health insurance provider, patient or Referral Source; (ii) solicit, aid or induce any employee, representative or agent of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent; (iii) interfere, or aid or induce any other person or entity in interfering with the relationship between the Company Group and any of its payors, joint venturers, licensors or contractors with whom the Company Group has a contract relating to its at-risk Medicare Advantage business; or (iv) attempt to do any of the foregoing either for Employee’s own purposes or for any third party, including without limitation, by engaging in any of the foregoing with customers, strategic partners, health insurance providers and/or Referral Sources that have referred to the Company Group within the twenty-four (24) month period prior to the termination of Employee’s affiliation with the Company Group, or who have otherwise been a part of an active business development effort such as hosting them for a site visit, conference, dinner or any related activity.

(d)Reasonableness of Covenants. Employee hereby acknowledges and agrees that the restrictive covenants set forth in this Section 5 (the “Restrictive Covenants”) are appropriate for the consideration provided, are an integral part of this Agreement and but for the Restrictive Covenants, Employer and the Company would not enter into this Agreement and issue the Management Incentive Units to Employee. Employee further agrees that: (i) the Restrictive Covenants impose no undue hardship on Employee and do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living; and (ii) the terms of the Restrictive Covenants are reasonable and narrowly tailored to protect the Company Group’s protectable interests in its confidential information and other protectable business relationships, and do not impose any restraint that is greater than is required for the protection of the interests of the Company Group. Employee has carefully read this Agreement and consulted with legal counsel of Employee’s choosing regarding its contents, and has given careful consideration to the restraints imposed upon Employee by this Agreement.

(e)Enforcement. Employee agrees and acknowledges that:

(i)If, at the time of enforcement of this Section 5, a court of competent jurisdiction determines that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that they shall substitute the maximum duration or scope that is reasonable under such circumstances for the stated duration or scope, and that they shall revise the restrictions contained herein to cover the maximum duration or scope permitted by law.

(ii)Because Employee has access to confidential information and customer and other relationships, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement, including this Section 5. Therefore, Employee agrees that in the event of a breach or threatened breach of this Agreement, including this Section 5, the Company and Employer, their respective Subsidiaries and/or their respective successors shall be entitled to specific performance and/or injunctive or other relief without posting a bond or other security.

(f)Survival of Provisions. The obligations contained in Sections 5 and 6 hereof shall survive the termination of Employee’s employment or affiliation with the Company Group and shall be fully enforceable thereafter.

6.Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel of the Company), Employee agrees that while an employee or affiliated with the Company Group in any capacity and thereafter, Employee will respond and provide information with regard to matters in which Employee has knowledge as a result of his/her involvement with the Company Group, and will provide reasonable assistance to the Company Group in defense of any claims that may be made against the Company Group, and will assist the Company Group in the prosecution of any claims that may be made by the Company Group, to the extent that such claims may relate to the period of Employee’s affiliation with the Company Group (collectively, “Claims”).

Employee agrees to promptly inform the Company if Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its Affiliates.

7.	Definitions.

(a)“Base Rate” means, as of any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

(b)“Board” means the Company’s Board of Managers.

(c)“Company Group” means the Company, Employer and any of their respective Affiliates and Subsidiaries.

(d)“LLC Agreement” means the Limited Liability Company Agreement of the Company, effective as of April 20, 2017, as amended or modified from time to time in accordance with its terms.

(e)“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

(f)“Sale of the Company” means either (i) the sale, lease, license, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole or (ii) a transaction or a series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities by the holders of securities of the Company) the result of which is that (A) the holders of the Company’s outstanding voting securities or their Affiliates immediately prior to such transaction or series of related transactions are (after giving effect to such transaction or series of related transactions) no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting securities of the Company, and (B) the CPF Members are no longer entitled to appoint at least three managers to the Board. Notwithstanding the foregoing, (a) no such transaction or series of related transactions (including by way of merger, consolidation, recapitalization, reorganization, sale of units or otherwise) in connection with a Public Offering of the Company shall be deemed a Sale of the Company and (b) a Sale of the Company shall not include any such transaction or series of related transactions effected by the issuance of voting securities by the Company, unless in connection with such issuance the Company either (x) redeems securities of the Company outstanding immediately prior to such issuance having a redemption price equal to more than 50% of the Company Total Equity Value immediately prior to such issuance or (y) makes a distribution upon the securities of the Company outstanding immediately prior to such issuance in an amount equal to more than 50% of the Company Total Equity Value immediately prior to such issuance payable otherwise than in cash out of earnings or earned surplus and other than a dividend payable solely in equity securities of the Company. Notwithstanding this definition of “Sale of the Company”, holders of a majority of the Class A

Units and holders of a majority of the Class D Units, voting separately, may waive the classification of a certain transfer, acquisition, merger or other transaction as a “Sale of the Company”.

(g)“Securities Act” means the Securities Act of 1933, as amended from time to time.

(h)“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, and without limitation, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

(i)“Transfer” means to sell, transfer, assign, pledge or otherwise dispose (whether with or without consideration and whether voluntarily or involuntarily or by operation of law).

8.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid), (c) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (d) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party:

If to the Company:	P3 Health Group Holdings, LLC
c/o Chicago Pacific Founders
980 N. Michigan Avenue, Suite 1998
Chicago, Illinois 60611
Attention: Greg Kazarian

If to Employee:	To the address set forth beneath Employee’s name on the
signature page hereto

9.	General Provisions.

(a)Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Management Incentive Units in violation of any provision of this Agreement or the LLC Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Management Incentive Units as the owner of such equity for any purpose.

(b)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)Complete Agreement. This Agreement, the LLC Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Except as otherwise expressly provided herein in Section 4(e), in the event of any inconsistency between the terms of this Agreement and the LLC Agreement, the terms of the LLC Agreement shall control.

(d)No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e)Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(f)Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company Group, Employee and their respective successors and assigns (including subsequent holders of Units).

(g)Choice of Law. The laws of the State of Delaware will govern all questions concerning the relative rights of Employee, and the Company Group and its security holders and all other questions concerning the construction, validity and interpretation of this Agreement, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(h)Mutual Waiver of Jury Trial. Each party to this agreement hereby waives all rights to trial by jury in any action, suit, or proceeding brought to resolve any dispute between or among any of the parties hereto, whether arising in contract, tort, or otherwise, arising out of, connected with, related or incidental to this Agreement and/or the transactions contemplated hereby.

(i)Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(j)Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement.

(k)Code Section 409A.

(i)The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall the Company or Employer be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(l)Incentive Unit Grant Agreement. This Agreement constitutes an Incentive Unit Grant Agreement for purposes of the LLC Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Incentive Unit Grant Agreement as of the date first above written.

P3 HEALTH GROUP HOLDINGS, LLC

By:	/s/ Mary Tolan
Name:	Mary Tolan
Its:	Chairman

P3 HEALTH GROUP MANAGEMENT, LLC

By:	/s/ Sherif Abdou
Name:	Sherif Abdou
Its:	Chief Executive Officer

/s/ Eric Atkins
Name:	Eric Atkins
Address:	1624 Market Street, Suite 202
Denver, CO 80202

[Signature Page - Incentive Unit Grant Agreement]

EXHIBIT A

ELECTION TO INCLUDE MEMBERSHIP INTERESTS IN GROSS INCOME PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE

Effective as of                   , 2021, the undersigned received limited liability company membership interests (the “Membership Interests”) in P3 Health Group Holdings, LLC, a Delaware limited liability company (the “Company”). Pursuant to the Limited Liability Company Agreement of the Company, the undersigned is entitled to an interest in Company capital equal to the amount paid therefor and an interest in Company profits.

Pursuant to Internal Revenue Code Section 83(b) and Treasury Regulation Section 1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Membership Interests, to report as taxable income for the calendar year 2021 the excess (if any) of the value of the Membership Interests on                   , 2021, determined without regard to lapse restrictions and in accordance with the principles of Rev. Proc. 93-27, over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation Section 1.83-2(e):

1.	The name, address and social security number of the undersigned:

Name:	Eric Atkins
Address:

Soc. Sec. No.:	-	-

2.

A description of the property with respect to which the election is being made: 215,000 Class C-1 Units of the Company representing a membership interest in the Company entitling the undersigned to an interest in the Company’s profits.

3.	The date on which the Membership Interests were transferred: , 2021. The taxable year for which such election is made: 2021.
4.	The restrictions to which the property is subject: If the undersigned ceases to be employed by the Company or any of its affiliates, the unvested units will be subject to forfeiture.
5.

The fair market value on March 1, 2021 of the property with respect to which the election is being made, determined without regard to any lapse restrictions and in accordance with Revenue Procedure 93-27: $0.

6.	The amount paid or to be paid for such property: $0.

A copy of this election is being furnished to the Company pursuant to Treasury Regulation Section 1.83-2(e)(7). A copy of this election will be submitted with the federal income tax return of the undersigned pursuant to Treasury Regulation Section 1.83-2(c).

Dated:	, 2021

Name: